Exhibit 99.1
ReynoldsAmerican
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2009-06
	Morris Moore	Seth Moskowitz
	(336) 741-3116	(336) 741-7698
RAI: First-quarter results reflect underlying stability
WINSTON-SALEM, N.C. — April 29, 2009

First Quarter 2009 — At a Glance
•	Adjusted EPS of $1.00, unchanged versus year-ago quarter

•	Reported EPS of $0.03, including non-cash trademark impairment charges of $0.97

•	Volume declines reflect significant trade inventory reductions driven by federal tax increases

•	R.J. Reynolds posts additional growth-brand share gains

•	Conwood maintains moist-snuff growth momentum
o	Grizzly posts 2.6 share-point gain
•	Camel broadens smokeless innovations
•	2009 guidance: Adjusted EPS range of $4.15 to $4.45
o	Excludes any trademark impairments
o	Includes $0.40 year-over-year increase in pension expense
All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results for the first quarter.

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Reynolds American Inc. (NYSE: RAI) today announced first-quarter 2009 reported EPS of $0.03, which includes non-cash trademark impairment charges of $0.97 per share. Excluding impairment charges, adjusted EPS of $1.00 was unchanged from the year-ago quarter, as the effect of cigarette volume declines and higher pension expense was offset by higher pricing and productivity at both reportable business segments. RAI said it expects full-year adjusted EPS of $4.15 to $4.45, which excludes any trademark impairment charges, but includes a $0.40 year-over-year increase in pension expense.

First Quarter 2009 Financial Results — Highlights
(unaudited)
(all dollars in millions, except per-share amounts;
for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)

	For the Three Months
	Ended March 31,
				%
	2009	2008		Change
Net sales	$1,921	$2,057		(6.6)%

Operating income
Reported (GAAP)	$97	$506		(80.8)%
Adjusted (Non-GAAP)	550	506		8.7%

Net income
Reported (GAAP)	$8	$505		(98.4)%
Adjusted (Non-GAAP)	293	295		(0.7)%

Net income per diluted share
Reported (GAAP)	$0.03	$1.71	*	(98.2)%
Adjusted (Non-GAAP)	1.00	1.00		0%

*	Includes a gain of $0.71 from the termination of the Gallaher Joint Venture.

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MANAGEMENT’S PERSPECTIVE
Overview
“The tobacco industry was marked by significant shifts in the first quarter. However, the fact that both of RAI’s reportable operating segments continued to post increases in adjusted operating income highlights the strength of the total-tobacco business model we’ve established over the past several years,” said Susan M. Ivey, RAI’s chairman, president and chief executive officer.
Ivey said that changes in industry pricing dynamics, along with trade inventory reductions in response to federal excise tax increases, made for a challenging quarter.
“The unprecedented increase in federal excise taxes on tobacco products that took effect April 1 disrupted first-quarter cigarette and moist-snuff shipments,” Ivey said. “As a result, there were significant reductions in wholesale and retail inventories, and that caused higher-than-usual industry volume declines. The tax increases, as well as pricing changes, also triggered trademark valuations that resulted in impairment charges on some of our companies’ non-growth brands.
“In light of these factors, we’re pleased with our first-quarter adjusted results, which underscore the resilience of our total-tobacco approach,” Ivey said.
Ivey also noted that in the first quarter:
•	R.J. Reynolds again posted share gains on its two growth brands, Camel and Pall Mall;

•	Conwood continued to capture the majority of total moist-snuff category growth, with additional share and volume increases on its powerful Grizzly brand; and

•	Higher pricing and productivity at both companies helped offset the effect of lower cigarette volume and higher pension expenses compared with the prior-year period.
“Based on first-quarter performance, and the challenges and opportunities we anticipate during the year, RAI expects to deliver adjusted EPS of $4.15 to $4.45. That excludes trademark impairment charges, but it does include the negative impact of higher year-over-year pension expenses of about $0.40 per share,” Ivey said.
Commenting on RAI’s underlying stability, Ivey said, “For a number of years, we’ve been building a total-tobacco infrastructure that includes the nation’s second-largest cigarette and smokeless tobacco companies, as well as the leader in the super-premium cigarette segment.

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“This combination of tobacco businesses, with their powerful growth brands and their focus on innovation and productivity, provides a strong foundation to build value for our shareholders now and in the future.”
R.J. Reynolds
“We anticipated this year’s challenges and opportunities, and we have tailored our structure and strategies to succeed in the evolving tobacco environment,” said Daniel M. Delen, R.J. Reynolds’ chairman, president and chief executive officer.
“We carefully restructured R.J. Reynolds last year to support our intense focus on growth through innovation, coupled with strict cost control. This positions us to compete effectively in traditional product categories and invest in new product innovations to meet changing consumer preferences,” he said.
R.J. Reynolds’ first-quarter adjusted operating income of $459 million, which excludes non-cash trademark impairment charges, was 7.7 percent higher than the prior-year period. The company’s first-quarter adjusted operating margin of 27.5 percent was up 3.9 percentage points.
Higher pricing and productivity helped to more than offset the impacts of an unusually high decline in cigarette volume and a year-over-year increase of about $45 million in pension expense.
“R.J. Reynolds’ cigarette shipment volume declined 10.5 percent, consistent with the industry decline of 10.4 percent,” Delen said. “Factoring out the wholesale inventory reductions associated with the federal tax increase, our first-quarter volume decline would have been about 8.1 percent. I will point out, however, that we’re seeing trade inventories returning to more normal levels.”
R.J. Reynolds’ total first-quarter cigarette market share was 27.7 percent, down 0.7 percentage points, as growth-brand share gains of 0.8 percentage points were offset by declines on other brands.
In January, the sampling model that the company’s vendor uses to estimate R.J. Reynolds’ retail cigarette market share was refined to better reflect actual retail activity. This refinement changed some share numbers, but did not affect overall share trends.
Camel, the company’s flagship brand, posted first-quarter cigarette share of 7.6 percent, up 0.1 percentage points. That gain came from the brand’s core styles and its latest cigarette innovation, Camel Crush, which offers adult smokers the choice of regular or menthol with each cigarette.

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“Camel Crush is an important element in the brand’s focus on menthol growth, and it continues to perform well,” Delen said. “During the first quarter, Camel Crush had a market share of 0.6 percent, with broad appeal among both regular and menthol smokers.”
Camel Snus, R.J. Reynolds’ first modern smokefree tobacco product, was expanded nationally based on the positive response it has received from adult smokers in lead markets during the past three years, he said.
He also said that R.J. Reynolds introduced its first dissolvable tobacco product, Camel Orbs, in three lead markets during the first quarter.
“Dissolvable tobacco products directly address consumers’ frequently voiced desires for tobacco products that are convenient, discreet and don’t bother others,” Delen said. “We’ll gain valuable learning in lead markets this year, and we remain committed to driving meaningful innovation in the tobacco category.”
Pall Mall, R.J. Reynolds’ second growth brand, is a high-quality, longer-lasting cigarette at an attractive price. Its first-quarter market share was 2.9 percent, up 0.6 percentage points from the prior-year period.
“Pall Mall’s high-value appeal plays an important role in R.J. Reynolds’ growth strategy, especially given the current economic environment,” Delen said. “Pall Mall has steadily gained share over the past three years. The refinements we made to the brand’s promotional strategy last year continue to generate high levels of trial and conversion.”
He said that R.J. Reynolds remains intensely focused on continuous productivity improvements, including efforts to cut costs by reducing complexity.
Since the merger in 2004, the company has reduced its product portfolio from more than 800 cigarette brand styles to less than 400. This reduction also benefits the company’s trade partners, letting them focus on R.J. Reynolds’ core brands.
In addition, the company’s restructuring last year will generate about $35 million in savings this year.
“We remain committed to strengthening R.J. Reynolds’ core cigarette business, developing innovations that meet the emerging desires of adult tobacco consumers and keeping our costs in line,” Delen said.

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Conwood
“Conwood posted another strong quarter, with increases in volume, share, margin and earnings,” said Bryan K. Stockdale, who became Conwood’s president and chief executive officer on Feb. 1.
Excluding trademark impairment charges, Conwood’s first-quarter adjusted operating income was $84 million, up 3.0 percent from the prior-year period. Its adjusted operating margin was 50.5 percent, up 1.7 percentage points.
“We delivered excellent results despite significant increases in promotional activity from competitive value brands, as well as premium price reductions that narrowed the gap between Grizzly and its premium competitors in southeastern states,” Stockdale said.
He added that temporary disruptions in industry shipments, due to the federal tax increase announced in the first quarter, held Conwood’s total volume growth to less than 1 percent. However, Conwood’s share of moist-snuff shipments increased two full share points, to 28.8 percent.
Driving Conwood’s growth was Grizzly, which strengthened its position as the nation’s leading moist-snuff brand, with a 24.7 percent share of shipments in the first quarter. Grizzly’s powerful brand equity as a high-quality product at a reasonable price delivered volume and share gains that far outpaced all its competitors.
“Grizzly’s share gain of 2.6 percentage points was more than six times larger than the growth on any other brand,” Stockdale said, “and Grizzly’s unit volume gain was larger than that of all other competitors combined.”
Grizzly’s two newest pouch styles — Mint and Straight — were introduced nationally in the first quarter and have already captured a combined 0.4 share points. Grizzly’s core styles continued to deliver strong growth, with a 2.2 percentage point gain from the prior-year period.
Conwood’s premium Kodiak brand’s 3.8 percent share was 0.6 percentage points below the year-ago quarter. However, the company has announced a list-price reduction to bring Kodiak’s price in line with other premium brands and make it more competitive. Conwood expects this pricing change to improve the brand’s performance, Stockdale said.
As part of efforts to improve its position in the premium segment, Conwood plans to introduce two innovative moist-snuff styles under the Camel brand name in two lead markets this summer.
Camel Dip, which comes in two styles — Wintergreen Wide Cut and Dark Milled — offers a new-to-the-market tobacco cut and innovative packaging that provide meaningful points of difference for moist-snuff consumers.

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“Blending the strength of the Camel brand name with Conwood’s expertise in moist-snuff product innovation is a winning combination,” Stockdale said.
Stockdale said that 2009 will present its share of challenges. “The federal tax increases have made our roll-your-own and little cigar products significantly more expensive, and we expect to see a negative impact on those products,” he said.
But at the same time, he said, the tax increase on cigarettes was larger than that on moist snuff, making moist-snuff more attractive to adult smokers who appreciate better value and smokefree ways to enjoy tobacco.
“The exceptional power of Grizzly and our commitment to developing innovative smokeless tobacco products will serve us well in this changing tobacco environment,” Stockdale said.
FINANCIAL UPDATE
“Given the industry’s first-quarter volatility in pricing and shipments, I’m pleased with RAI’s performance,” said Thomas R. Adams, Reynolds American’s chief financial officer. “R.J. Reynolds and Conwood both increased adjusted operating profits and margins, and continued to strengthen their core brands with innovations to support RAI’s future growth.”
RAI’s reported EPS of $0.03 included non-cash, pre-tax trademark impairment charges of $453 million, or $0.97 per share, triggered by federal tobacco-tax increases and changes in pricing.
“In addition to trade inventory reductions, our adjusted earnings of $1.00 per share were negatively impacted by $0.10 of increased pension expense and an additional $0.09 from non-operational factors that included lower interest income and higher expenses on some other financial items,” he said.
Adams said that RAI continues to focus on productivity and noted that the company expects to achieve restructuring savings of about $40 million in 2009, growing to $55 million a year beginning in 2011.
He also said that RAI’s balance sheet remains strong, with $3.2 billion in cash at the end of the first quarter. “In keeping with our conservative approach,” he added, “even after making our required annual Master Settlement Agreement payments on April 15, our cash balance remains above $1 billion.”
RAI bought $207 million of its shares under the $350 million share repurchase program, which ends April 30. “To preserve liquidity, we didn’t make any purchases under this program in the fourth quarter of 2008 or the first quarter of this year,” Adams said. “We have no plans for another share repurchase program at this time.”

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Adams reiterated RAI’s commitment to returning value to shareholders through its 75 percent dividend payout policy, which currently delivers $3.40 per share on an annualized basis.
He said that RAI’s expectations for full-year earnings of $4.15 to $4.45 per share includes a year-over-year increase of $0.40 in pension expense, but excludes any trademark impairment charges.
“At this point it is difficult to precisely predict the full effect of the federal tax increases, so our guidance range is wider than usual,” Adams said. “Nonetheless, we feel confident that RAI will fully meet the challenges and avail itself of the many opportunities ahead.”
CONFERENCE CALL WEBCAST TODAY
Reynolds American will webcast a conference call to discuss first-quarter 2009 results at 9:30 a.m. Eastern Time on Wednesday, April 29, 2009. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site until May 29 at midnight. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing 877-795-3638 (toll free) or 719-325-4835 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.
RISK FACTORS
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.
These risks and uncertainties include:
•	the substantial and increasing taxation and regulation of tobacco products, including the recent federal excise tax increases, and the possible regulation of tobacco products by the U.S. Food and Drug Administration;

•	the possibility of further restrictions or bans on the use of certain flavorings, including menthol, in tobacco products, or the use of certain flavor descriptors in the marketing of tobacco products;

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•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of RJR Tobacco’s smokeless tobacco products) under the MSA;

•	the continuing decline in volume in the domestic cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in the businesses of RAI’s operating companies, including outsourcing functions, without negatively affecting sales;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf and other raw materials and other commodities used in products;

•	the effect of market conditions on foreign currency exchange rate risk, interest rate risk and the return on corporate cash;

•	declining liquidity in the financial markets, including bankruptcy of lenders participating in RAI’s credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the rating of RAI’s securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

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•	the possibility of fire, violent weather and other disasters that may adversely affect manufacturing and other facilities;

•	the significant ownership interest of Brown & Williamson Holdings, Inc., RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies;

•	the expiration of the standstill provisions of the governance agreement; and

•	the potential existence of significant deficiencies or material weaknesses in internal control over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002.
Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco
Company, Conwood Company, LLC and Santa Fe Natural Tobacco Company, Inc.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the United States:
Camel, Pall Mall, Kool, Winston and Doral.

•	Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
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Schedule 1
REYNOLDS AMERICAN INC.
Condensed Consolidated Statements of Income — GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Net sales, external	$1,832	$1,944
Net sales, related party	89	113

Net sales	1,921	2,057
Cost of products sold	998	1,164
Selling, general and administrative expenses	365	382
Trademark impairment charge	453	—
Amortization expense	8	5

Operating income	97	506
Interest and debt expense	66	72
Interest income	(5)	(22)
Gain on termination of joint venture	—	(328)
Other (income) expense, net	19	(12)

Income before income taxes	17	796
Provision for income taxes	9	291

Net income	$8	$505

Basic net income per share	$0.03	$1.71

Diluted net income per share	$0.03	$1.71

Basic weighted average shares, in thousands (1)	291,424	295,098

Diluted weighted average shares, in thousands (1)	291,606	295,330

Segment data:
Net sales:
RJR Tobacco (2)	$1,671	$1,807
Conwood	166	167
All Other (2)	84	83

	$1,921	$2,057

Operating income:
RJR Tobacco (2)	$82	$426
Conwood	8	81
All Other (2)	24	25
Corporate Expense	(17)	(26)

	$97	$506

(1)	Based on FASB Staff Position EITF No. 03-6-1, which requires certain share-based compensation awards to be included in basic EPS calculations. Accordingly, unvested restricted shares outstanding under RAI’s LTIP are included in basic EPS. The prior period basic net income per share has been adjusted from $1.72 per share.

(2)	Adjusted to reflect results of the business of certain U.S. territories, U.S. duty-free shops and U.S. overseas military bases transferred January 1, 2009, into the RJR Tobacco segment from All Other.

Supplemental information:
Excise tax expense	$410	$437
Master settlement agreement and other state settlement expense	$578	$654
Federal tobacco buyout expense	$52	$63

Schedule 2
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Results
(Dollars in Millions)
(Unaudited)
RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Forecast	Three Months Ended March 31,
	FY2009	2009			2008
	Diluted	Operating	Net	Diluted	Operating	Net	Diluted
	EPS	Income	Income	EPS	Income	Income	EPS

GAAP results	$3.18-3.48	$97	$8	$0.03	$506	$505	$1.71
The GAAP results include the following expense (income):
Trademark impairment charge	0.97	453	285	0.97	—	—	—
Gain on termination of joint venture	—	—	—	—	—	(210)	(0.71)

Total adjustments	0.97	453	285	0.97	—	(210)	(0.71)

Adjusted results	$4.15-$4.45	$550	$293	$1.00	$506	$295	$1.00

Condensed Consolidated Balance Sheets
(Dollars in Millions)
(Unaudited)

	March 31,	Dec. 31,
	2009	2008
Assets
Cash and cash equivalents	$3,169	$2,578
Short-term investments	10	23
Other current assets	2,481	2,418
Trademarks and other intangible assets, net	2,809	3,270
Goodwill	8,174	8,174
Other noncurrent assets	1,646	1,691

	$18,289	$18,154

Liabilities and shareholders’ equity
Tobacco settlement accruals	$2,897	$2,321
Other current liabilities	1,598	1,602
Long-term debt (less current maturities)	4,460	4,486
Deferred income taxes, net	97	282
Long-term retirement benefits (less current portion)	2,844	2,836
Other noncurrent liabilities	391	390
Shareholders’ equity	6,002	6,237

	$18,289	$18,154

Schedule 3
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Operating Income by Segment
(Dollars in Millions)
(Unaudited)
R.J. Reynolds is the second largest cigarette manufacturer in the United States and manages a contract manufacturing business. R.J. Reynolds’ segment results have been adjusted to reflect the January 1, 2009 transfer of the business of U.S. territories, U.S. duty-free shops and U.S. overseas military bases from All Other.
Conwood is the second largest smokeless tobacco products manufacturer in the United States.
Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended March 31,
	2009		2008
	R.J. Reynolds	Conwood	R.J. Reynolds	Conwood

GAAP operating income	$82	$8	$426	$81
The GAAP results include the following expense:
Trademark impairment charge	377	76	—	—

Total adjustments	377	76	—	—

Adjusted operating income	$459	$84	$426	$81

Schedule 4
R.J. REYNOLDS VOLUMES AND SHARE OF MARKET
UNIT VOLUME (in billions):

	Three Months Ended
	March 31,			Change
	2009	2008	Units	%
Camel (filter styles)	5.0	5.3	(0.3)	-5.0%
Pall Mall	1.9	1.6	0.3	17.7%

Total growth brands	6.9	6.9	0.0	0.3%

Total support brands	9.7	11.3	(1.6)	-14.0%

Total non-support brands	2.1	2.7	(0.6)	-23.1%

Total R.J. Reynolds domestic	18.7	20.8	(2.2)	-10.5%
Total premium	11.7	13.2	(1.5)	-11.2%
Total value	7.0	7.7	(0.7)	-9.1%
Premium/total mix	62.7%	63.2%

Industry	72.0	80.4	(8.4)	-10.4%
Premium	51.5	58.8	(7.3)	-12.5%
Value	20.5	21.6	(1.1)	-4.9%
Premium/total mix	71.5%	73.1%
RETAIL SHARE OF MARKET:

	Three Months Ended
	March 31,
	2009	2008	Change
Camel (filter styles)	7.6%	7.5%	0.1
Pall Mall	2.9%	2.2%	0.6

Total growth brands	10.5%	9.7%	0.8

Total support brands	14.1%	15.0%	(0.9)

Total non-support brands	3.1%	3.7%	(0.6)

Total R.J. Reynolds domestic	27.7%	28.4%	(0.7)
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
R.J. Reynolds’ support brands include Winston, Doral, Kool, Salem, Misty and Capri.
Industry data based on information from Management Science Associates, Inc.
Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5
CONWOOD VOLUMES AND SHARE OF SHIPMENTS
UNIT VOLUME (in millions of cans):

	Three Months Ended
	March 31,		Change
	2009	2008	Units	%
Kodiak	10.7	13.1	(2.4)	-18.5%
Other premium	0.5	0.6	(0.1)	-17.0%

Total premium	11.2	13.7	(2.5)	-18.4%

Grizzly	65.0	61.7	3.2	5.2%
Other price-value	0.3	0.5	(0.2)	-34.7%

Total price-value	65.3	62.2	3.1	4.9%

Total moist snuff cans	76.4	75.9	0.5	0.7%
SHARE OF SHIPMENTS:

	Three Months Ended
	March 31,
	2009	2008	Change
Kodiak	3.8%	4.4%	(0.6)
Total premium	4.0%	4.6%	(0.6)

Grizzly	24.7%	22.1%	2.6
Total price-value	24.8%	22.2%	2.6

Total Conwood	28.8%	26.8%	2.0
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
Share data for total moist snuff based on distributor reported data processed by Management Science Associates, Inc.